RETIREMENT AGREEMENT


     This Agreement is executed on the dates set forth below by and between MICHAEL J. JEFFRIES ("Jeffries"), residing at 67 Schindler Way, Fairfield, New Jersey 07004, and OSTEOTECH, INC. ("Osteotech"), located at 51 James Way, Eatontown, New Jersey 07724.

                              W I T N E S S E T H:

     In consideration of the mutual covenants and obligations hereinafter set forth, Jeffries and Osteotech agree as follows:

     1. Jeffries and Osteotech confirm that (i) Jeffries shall retire from his employment at Osteotech upon the close of business on December 31, 2005 (the "Retirement Date"); (ii) Jeffries shall resign as a Director of Osteotech, effective December 31, 2005; and (iii) Jeffries shall resign as a Director of any Osteotech subsidiary companies, effective December 31, 2005.

     2. Following Jeffries' retirement in accordance with Section 1 hereof, Jeffries will have the right commencing on, and not before, January 1, 2006 to receive an amount equal to 15 months of his base salary in the sum of three hundred seventy-seven thousand five hundred dollars ($377,500.00). Such payment shall be made by check in twenty-eight (28) semi-monthly installments, between January 15, 2006 and March 1, 2007, each in the amount of twelve thousand five hundred eighty three dollars and thirty four cents ($12,583.34) gross, plus a final payment that shall be made by no later than March 15, 2007 in the amount of twenty five thousand one hundred sixty six dollars and sixty eight cents ($25,166.68) gross, all subject to applicable deductions. In December 2005, Jeffries shall receive compensation corresponding to all unused vacation pay that Jeffries will have accrued as of December 31, 2005. In the event that Osteotech files for bankruptcy protection in the U.S. Bankruptcy Court prior to March 15, 2007, then, at Jeffries' option, all of the above amounts unpaid at the time of such filing shall be accelerated and become immediately due and payable.

     3. Consistent with past practice, including the payment of a portion of the premiums by Jeffries, following Jeffries' retirement, in accordance with Section 1 hereof, Jeffries' participation in Osteotech's medical, dental and life insurance plans, and Osteotech's payment of premiums for Jeffries' medical, dental, and life insurance coverage (including coverage of his family), shall continue through March 31, 2007. Commencing April 1, 2007, Osteotech shall pay all COBRA premiums on behalf of Jeffries, through the earlier of (i) such time that Jeffries becomes eligible to receive Medicare benefits, or (ii) eighteen months after April 1, 2007. The premium payments for such coverage through March 31, 2007 and the COBRA premium payments represent employer provided coverage under a health plan, and, in accordance with Internal Revenue Code Section 106, will not be taxable income to Jeffries. Accordingly, Jeffries shall not receive a form 1099 on account of such payment of premiums by Osteotech. Osteotech shall provide Jeffries with the opportunity to make an application for portability or conversion of any life insurance policy on his life as of March 31, 2007.

     4. Jeffries agrees that no additional compensation of any kind shall be paid to him, and the benefits provided to him under this Agreement shall be in full payment and satisfaction of any and all financial obligations due to him from Osteotech. Jeffries shall be entitled to receive 100% of the bonus payments, if any, that are awarded to Jeffries for the year ending December 31, 2005 in accordance with the Management Performance Bonus Plan, regardless of when such bonus is awarded. Such bonus payments shall be paid to Jeffries in accordance with the Management Performance Bonus Plan and past practice. This will confirm that all stock options to purchase Osteotech stock issued to Jeffries have vested and are fully exercisable as of the date hereof. On the eighth day after Jeffries has signed this Agreement and provided Jeffries has not cancelled or revoked this Agreement as provided in Section 14 hereof, all of


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

the stock options to purchase Osteotech stock held by Jeffries shall be amended to provide that such stock options will remain exercisable through the original expiration date thereof, notwithstanding any provisions thereof which would limit the exercise period of such stock options following the termination of Jeffries' employment. A copy of Jeffries' Osteotech, Inc. Stock Option Detail Report, as of July 13, 2005, is attached hereto as Exhibit A.


     5. All inquiries received by Osteotech concerning Jeffries from potential or future employers or other business associations shall be directed to Mr.
Jeffrey M. Rosen of Osteotech, or his successor, for response. Should any potential or future employer or other business associations contact Osteotech for a reference concerning Jeffries, Osteotech shall verify only Jeffries' job title and dates of employment.

     6. (a) In exchange for Osteotech's agreement to provide Jeffries the benefits provided by this Agreement, Jeffries, for himself, his heirs, administrators, executors, representatives and/or assigns, hereby voluntarily discharges and releases Osteotech and its affiliates, parent and subsidiary companies, officers, directors, employees, agents, representatives, successors and assigns (collectively the "Osteotech Releasees") from any and all claims or liabilities of any kind or description, known or unknown, suspected or unsuspected, fixed or contingent, which Jeffries ever had, now has or hereafter may have against each or any of the Osteotech Releasees by reason of any matter whatsoever arising out of or resulting from Jeffries' employment at Osteotech through the date of this Agreement, his agreement to retire from his employment at Osteotech and his retirement from such employment. This release of claims specifically includes, but is not limited to, any claim of discrimination, including any claim arising under, or based upon, the Age Discrimination in Employment Act (or the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the

New Jersey Conscientious Employee Protection Act and/or the New Jersey Law Against Discrimination, and any and all contract, quasi-contract, estoppel, tort or statutory claims under federal, state or local law arising out of or resulting from Jeffries' employment at Osteotech and/or his retirement from such employment.

     (b) Jeffries agrees to execute and deliver to Osteotech, on the Retirement Date, a further General Release in the form of Exhibit B to this Agreement. The benefits set forth in this Agreement (except for the amendment to Jeffries' stock options) shall not be paid to Jeffries until seven (7) days have passed after he signs such General Release, and in the absence of revocation by him of such General Release.

     (c) In exchange for the benefits provided to Osteotech by this Agreement, Osteotech, for itself, its officers, directors, successors, agents, representatives and assigns, hereby voluntarily discharges and releases Jeffries and his heirs, administrators, executors, representatives and/or assigns (collectively the "Jeffries Releasees"), from any and all claims or liabilities of any kind or description, known or unknown, suspected or unsuspected, fixed or contingent, which Osteotech ever had, now has or hereafter may have against each or any of the Jeffries Releasees by reason of any matter whatsoever arising out of or resulting from Jeffries' employment at Osteotech through the date of this Agreement, and his retirement from such employment.

     (d) Osteotech agrees to execute and deliver to Jeffries, on the Retirement Date, a further General Release in the form of Exhibit C to this Agreement.

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

     (e) The terms and conditions of this Agreement shall be binding on the parties hereto as of the date the Agreement has been signed and delivered by both parties and this Agreement may not be unilaterally terminated, revoked or amended by either party except as provided herein. Notwithstanding the foregoing, except for the agreement set forth in Section 1 hereof, the portions of Section 4 regarding the amendment to Jeffries' stock options and the bonus payout, and the releases set forth in Sections 6(a) and 6(c) hereof, the provisions of this Agreement shall not be effective unless and until Jeffries retires on the Retirement Date in accordance with Section 1. Until such provisions of this Agreement become effective immediately after the Retirement Date, the terms of the Employment Agreement by and between Osteotech and Jeffries effective as of January 1, 1998 (the "Employment Agreement") shall remain in effect and shall govern the terms of Jeffries' employment with Osteotech and the termination of Jeffries' employment with Osteotech prior to the effectiveness of such provisions of this Agreement. Upon the effectiveness of such provisions of this Agreement immediately after the Retirement Date, the Employment Agreement shall terminate and be of no further force and effect. None of the releases contained in Section 6(a) and 6(c) of this Agreement or Exhibits B and C hereto shall be deemed to be a release of any of the obligations of Osteotech or Jeffries under the Employment Agreement or this Agreement.

     (f) Unless and until such provisions of this Agreement become effective immediately after the Retirement Date, the terms and conditions of the Employee Confidential Information, Invention and Non-Competition Agreement, dated January 22, 1990, signed by Jeffries (the "Non-Competition Agreement"), shall remain in full force and effect. Upon the effectiveness of this Agreement immediately after the Retirement Date, the Non-Competition Agreement shall terminate and be of no further force and effect. None of the releases contained in Sections 6(a) and 6(c) of this Agreement or Exhibits B and C hereto shall be deemed to be a release of any of the obligations of Osteotech or Jeffries under the Non-Competition Agreement or this Agreement.

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

     (g) Notwithstanding anything to the contrary contained herein, if Osteotech signs a preliminary or definitive agreement agreeing to, or Osteotech's board of directors authorizes Osteotech's management to pursue, a transaction or series of transactions that would constitute a "Change in Control" (a "Change in Control Transaction") under the Change in Control Agreement dated as of September 8, 2002, as may be amended to comply with IRC Section 409A or other applicable law and regulations, by and between Osteotech and Jeffries (the "Change in Control Agreement") subsequent to September 30, 2005, or if a public announcement is made by a third party that it is pursuing a transaction which if consummated would constitute a Change in Control Transaction subsequent to September 30, 2005, and such Change in Control Transaction shall be consummated on or before the Retirement Date, this Agreement shall not become effective (except for the portion of Section 4 regarding the amendment to Jeffries stock options and the releases set forth in Sections 6(a) and (b) hereof), the Change of Control Agreement shall remain in full force and effect and shall govern the terms and conditions of Jeffries' employment with Osteotech, the termination of Jeffries' employment with Osteotech and the exercise of Jeffries stock options in connection with or following the Change in Control Transaction and the Non-Competition Agreement shall remain in full force and effect.

     (h) Notwithstanding anything to the contrary contained herein, if Osteotech signs a preliminary or definitive agreement agreeing to, or Osteotech's board of directors authorizes Osteotech's management to pursue, a transaction or series of transactions that would constitute a Change in Control Transaction on or before September 30, 2005, or if a public announcement is made by a third party that it is pursuing a transaction which if consummated would constitute a Change in Control Transaction on or before September 30, 2005, and such Change in Control Transaction shall be consummated subsequent to the Retirement Date, the Change in Control Agreement shall terminate and this Agreement shall become effective in accordance with its terms, except that Jeffries shall receive the payments due to him under Section 2 of this Agreement until such time as such Change in Control Transaction is consummated, at which time (i) the payments under Section 2 of this Agreement and the benefits under Section 3 of this Agreement shall cease, (ii) in the place of the payments and benefits referred to in subsection 6(h)(i) above, Jeffries shall be entitled to receive the benefits provided by Section 4(b)(ii) of the Change in Control Agreement and the payments provided by Section 4(b)(iii) and Section 4(d) of the Change in Control Agreement, provided that any such payments payable to Jeffries under Section 4(b)(iii) of the Change in Control Agreement will be reduced by the amount of payments received by Jeffries under Section 2 of this Agreement, (iii) the last two paragraphs of Section 4(b) of the Change in Control Agreement shall apply to the payments payable to Jeffries under Section 4(b)(iii) of the Change in Control Agreement and (iv) Section 2(c)(vii) of the Change in Control Agreement shall govern the exercise of Jeffries stock options rather than Section 4 of this Agreement.

     (i) None of the releases contained in Sections 6(a) and 6(c) of this Agreement or Exhibits B and C hereto shall be deemed to be a release of any of the obligations of Osteotech or Jeffries under the Change in Control Agreement.

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

     (j) Notwithstanding anything contained in this Agreement, the terms and conditions of the Indemnity Agreement by and between Osteotech and Jeffries, dated March 20, 1997 (the "Indemnity Agreement") shall remain in full force and effect in accordance with its terms, provided that Jeffries shall be entitled to coverage under the Indemnity Agreement in connection with his employment with Osteotech, his service on the board of directors of Osteotech and any activities undertaken by Jeffries in connection with Osteotech's business pursuant to this Agreement or any subsequent agreement between Osteotech and Jeffries. None of the releases contained in Sections 6(a) and 6(c) of this Agreement or Exhibits B and C hereto shall be deemed to be a release of any of the obligations of Osteotech or Jeffries under the Indemnity Agreement.

     (k) In connection with Jeffries' responsibilities under this Agreement, Osteotech agrees to add or continue, as appropriate, Jeffries as an additional insured under Osteotech's Directors and Officers insurance coverage, and to provide a copy of such policy to him upon his request.

     (l) The release by Jeffries provided in this Agreement shall not be deemed to apply to any individual releasee who has not released Jeffries, in the event that such releasee shall bring a claim against Jeffries.

     7. In further recognition of the benefits provided to Jeffries under this Agreement, Jeffries agrees to consult with Osteotech with respect to matters which occurred during the period of Jeffries' employment at Osteotech, and to cooperate with Osteotech on an ongoing basis in connection with the defense of any claim or proceeding made or filed against Osteotech (or any officer, director or employee thereof) or the prosecution of any claim or proceeding made or filed by Osteotech, in each case relating to Osteotech's business during the period of his employment at Osteotech. Jeffries agrees to make himself available at reasonable times and upon reasonable notice, consistent with his other business and personal commitments, and assuming Jeffries is physically able to do so, to be interviewed or deposed or to otherwise testify concerning any such claim or proceeding. Jeffries further agrees to promptly notify Mr. Richard W.


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

Bauer, or his successor or designee, if Jeffries receives any legal notices or requests for information from any person or entity, other than a representative of Osteotech, concerning matters involving Osteotech which arose during the period of his employment at Osteotech. Osteotech agrees to reimburse Jeffries for reasonable out-of-pocket expenses incurred in connection with the satisfaction of his obligations under this Section 7. However, Jeffries shall seek advance approval from Mr. Richard W. Bauer, or his successor or designee, before incurring any significant expense for which Jeffries shall seek reimbursement from Osteotech, which approval shall not be unreasonably withheld or delayed. Also in connection with the satisfaction of his obligations under this Section 7, Osteotech shall provide, at Jeffries' option, either legal counsel on behalf of Jeffries (subject to Jeffries' written approval), or reimburse Jeffries for the reasonable fees and costs of legal counsel that Jeffries has retained in this regard (which selection of counsel shall be subject to written approval by Osteotech), which reimbursement shall not be unreasonably withheld or delayed. Prior to March 31, 2007, Jeffries agrees to fulfill the above obligations without any associated compensation. Subsequent to March 31, 2007, if Osteotech desires that Jeffries provide future consulting services to Osteotech, any such services shall be provided pursuant to a mutually satisfactory agreement to be negotiated at such time between Osteotech and Jeffries.

     8. At Jeffries' option, Jeffries agrees to continue to serve on the AATB Board unless he is not reelected to such Board. Osteotech will reimburse Jeffries for any reasonable and necessary out-of-pocket expenses related to this activity.

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

     9. Jeffries will not disclose or provide to any person, firm, corporation or entity (except when authorized by Osteotech in writing) any information, materials, biologics or animals which are owned by Osteotech or which came into the possession of Osteotech from a third party under an obligation of confidentiality, including without limitation, information relating to trade secrets, business methods, products, processes, procedures, development or experimental projects, suppliers, customer lists or the needs of customers or prospective customers, clients, etc. (collectively "Confidential Information"), which Confidential Information came into his possession or knowledge during the course of his employment by Osteotech, and Jeffries will not use such Confidential Information for his own purpose or for the purpose of any person, firm, corporation or entity, other than Osteotech. The provisions of this section shall not apply to Confidential Information which: (i) at the time of disclosure is already in the public domain; (ii) Jeffries can demonstrate was in his possession or known to him prior to the effective date of the commencement of his employment by Osteotech; (iii) subsequently becomes part of the public domain through no fault of Jeffries; (iv) becomes known to Jeffries through a third party who is under no obligation of confidentiality to Osteotech; and (v) is required to be disclosed by law or by judicial or administrative proceedings.

     10. Jeffries agrees that, by no later than December 31, 2005, he shall deliver to Mr. Jeffrey M. Rosen of Osteotech, or his successor or designee, all books, records, notes, documents and other written or computer generated materials of any nature whatsoever relating to Osteotech's business and any other Osteotech property in his possession or within his control (e.g., laptop computer, Blackberry, credit cards, equipment, office keys). Jeffries agrees that he shall not keep in his possession or under his control any of Osteotech's property of any kind. Nothing herein shall require Jeffries to return to Osteotech the Board minutes that have been provided to him as a director of Osteotech. Jeffries will keep any such minutes confidential in accordance with paragraph 9 of this Agreement.

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

     11. Jeffries agrees that, through March 31, 2007, he shall not directly or indirectly be engaged in or assist others in engaging in any business or activity which is involved in selling products, processes or services which compete with any significant product, process or service which Osteotech is developing, marketing or selling at the time of Jeffries' retirement, whether his involvement shall be as an owner (except for passive ownership of up to five percent (5%) of the securities of a public company), officer, director, employee, consultant, partner or agent. For purposes of this provision, products, processes or services which Osteotech is marketing or selling shall be deemed "significant" if sales of such products, processes or services exceed ten percent (10%) of Osteotech's total sales, or, with respect to products under development as of the Retirement Date, Osteotech is actively engaged in developing such products and has invested funds in the development of such products in the sum of at least $200,000 in direct costs. Upon Jeffries' retirement on the Retirement Date, Osteotech shall provide Jeffries with a list of each product, process and service which has been sold, marketed or is under development by Osteotech as of the Retirement Date.

     12. Jeffries agrees that the restrictions imposed upon him in this Agreement are reasonable and that they are appropriate and necessary to protect Osteotech's legitimate business interests. Jeffries further agrees that such restrictions do not and will not impose an undue hardship upon him.

     13. Jeffries acknowledges and represents that he fully understands this Agreement, that he has had adequate and reasonable opportunity to review this Agreement, that he was advised to consult with independent counsel of his choice before signing it, that he did in fact consult with independent counsel of his choice before signing it, and that he is signing it voluntarily.

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

     14. Jeffries acknowledges and agrees that he has been given at least twenty-one (21) days to consider this Agreement. Jeffries further acknowledges and agrees that he may cancel or revoke this Agreement within seven (7) days after signing it. To be effective, any notice of cancellation or revocation must be in writing and delivered either by hand or mail within such seven (7) day period to Mr. Richard W. Bauer at Osteotech. If delivered by mail, the notice of cancellation or revocation must be (a) post-marked within the seven (7) day period; (b) properly addressed to Mr. Richard W. Bauer, Osteotech, Inc., 51 James Way, Eatontown, New Jersey 07724; and (c) sent by certified mail, return receipt requested. Jeffries acknowledges and agrees that, if he exercises his right of cancellation or revocation, Osteotech shall be relieved of all obligations undertaken in this Agreement.

     15. The terms and conditions of this Agreement may not be altered, amended or modified except by a writing duly executed by both Jeffries and Osteotech.
16. The terms and conditions of this Agreement are personal to Jeffries and Osteotech and may not be assigned by either party to any person or entity without the prior written consent of the other party. However, in the event of Jeffries' untimely death between December 31, 2005 and March 31, 2007, the balance of any outstanding payments owed to Jeffries under this Agreement shall be made to his wife, and, in the event of her untimely death subsequent to


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

Jeffries death, prior to March 31, 2007, the balance of such payments shall be made to Jeffries' legal heirs. 17. Except as otherwise stated herein, this Agreement contains the entire understanding between Jeffries and Osteotech with respect to the retirement of Jeffries from his employment at Osteotech. There are no covenants, representations or undertakings with respect to such retirement other than those expressly set forth or referenced in this Agreement.

     18. If any portion of this Agreement is found by a court of competent jurisdiction to be void and unenforceable, such portion shall be deemed to be severable from this Agreement and shall have no effect on the remaining sections of this Agreement.

     19. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without regard to its choice of law or conflicts of law rules.

     20. This Agreement has been reviewed and negotiated by both Jeffries and Osteotech, and no provision of this Agreement shall be construed against either party on the ground that such party was the drafter of that provision of this Agreement.

     21. This Agreement shall be binding upon Jeffries and Osteotech upon its execution by them and shall inure to the benefit of their respective heirs, successors and permitted assigns.

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




     IN WITNESS WHEREOF, the parties have hereunto set their hands as of the dates set forth below.

OSTEOTECH, INC.

By: /s/ RICHARD W. BAUER
     Richard W. Bauer
     Chief Executive Officer

Date: July 26, 2005

     /s/  MICHAEL J. JEFFRIES
     MICHAEL J. JEFFRIES


Date:  July 26, 2005

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





                                    EXHIBIT A



                                    EXHIBIT B
                                 GENERAL RELEASE

     In exchange for the benefits provided to Jeffries by the Retirement Agreement dated as of July 26, 2005 (the "Retirement Agreement") by and between Michael J. Jeffries ("Jeffries") and Osteotech, Inc. ("Osteotech"), Jeffries, for himself, his heirs, administrators, executors, representatives and/or assigns, hereby voluntarily discharges and releases Osteotech and its affiliates, parent and subsidiary companies, officers, directors, employees, agents, representatives, successors and assigns (collectively the "Osteotech Releasees") from any and all claims or liabilities of any kind or description, known or unknown, suspected or unsuspected, fixed or contingent, which Jeffries ever had, now has or hereafter may have against each or any of the Osteotech Releasees by reason of any matter whatsoever arising out of or resulting from Jeffries' employment at Osteotech, his agreement to retire from such employment and his retirement from such employment. This release of claims specifically includes, but is not limited to, any claim of discrimination, including any claim arising under, or based upon, the Age Discrimination in Employment Act (or the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the New Jersey Conscientious Employee Protection Act and/or the New Jersey Law Against Discrimination, and any and all contract, quasi-contract, estoppel, tort or statutory claims under federal, state or local law arising out of or resulting from Jeffries' employment at Osteotech, his agreement to retire from such employment and/or his retirement from such employment.

     Jeffries acknowledges and agrees that he has been given at least twenty-one
(21) days to consider this General Release. Jeffries further acknowledges and agrees that he may cancel or revoke this General Release within seven (7) days after signing it. To be effective, any notice of cancellation or revocation must be in writing and delivered either by hand or mail within such seven (7) day period to Mr. Richard W. Bauer at Osteotech. If delivered by mail, the notice of cancellation or revocation must be (a) post-marked within the seven (7) day period; (b) properly addressed to Mr. Richard W. Bauer, Osteotech, Inc., 51 James Way, Eatontown, New Jersey 07724; and (c) sent by certified mail, return receipt requested. Jeffries acknowledges and agrees that, if he exercises his right of cancellation or revocation, Osteotech shall be relieved of all obligations undertaken in the Retirement Agreement.

     Jeffries acknowledges and agrees that he fully understands this General Release, that he was advised by Osteotech of his right to consult with independent counsel of his choice before signing it, and that he is signing it voluntarily.


MICHAEL J. JEFFRIES


Date: _________________________


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                                    EXHIBIT C

                                 GENERAL RELEASE

     In exchange for the benefits provided to Osteotech, Inc. ("Osteotech") by the Retirement Agreement dated as of July [__], 2005 (the "Retirement Agreement") by and between Michael J. Jeffries ("Jeffries") and Osteotech, Osteotech, for itself, its officers, directors, successors, agents, representatives and assigns, hereby voluntarily discharges and releases Jeffries and his heirs, administrators, executors, representatives and/or assigns (collectively the "Jeffries Releasees"), from any and all claims or liabilities of any kind or description, known or unknown, suspected or unsuspected, fixed or contingent, which Osteotech ever had, now has or hereafter may have against each or any of the Jeffries Releasees by reason of any matter whatsoever arising out of or resulting from Jeffries' employment at Osteotech through the date hereof, and his retirement from such employment.



OSTEOTECH, INC.

By: ___________________________
     Richard W. Bauer
     Chief Executive Officer

Date:


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